Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Company’s Registration Statements on Form S-8 (Registration Numbers  333-11669, 333-42403, 333-130077 and 333-164687) and on Form S-3 (Registration Number 333-181056), of our report dated March 13, 2013, on our audit of the financial statements and financial statement schedule of CPI Aerostructures, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, and the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. appearing in the 2012 Annual Report on Form 10-K of CPI Aerostructures, Inc.

/s/ CohnReznick LLP

Jericho, New York
March 13, 2013